Exhibit 99.1

NEWS RELEASE Investor Contact: Brian Klaus, Senior Vice President, Investor Relations 920-491-7059 Media Contact: Jennifer Kaminski, Vice President, Public Relations 920-491-7576

Associated Announces Increase in Common Stock Dividend

GREEN BAY, Wis. –– October 22, 2013 –– The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) today declared a regular quarterly cash dividend of $0.09 per common share, payable on December 16, 2013, to shareholders of record at the close of business on December 2, 2013. This is an increase of $0.01 from the previous quarterly cash dividend of $0.08 per common share.

“We are pleased to announce an increase in Associated’s dividend,” said President and CEO Philip B. Flynn. “We see this dividend increase as delivering on our commitment to enhance shareholder value.”

The Board of Directors also declared a regular quarterly cash dividend of $0.50 per depositary share on Associated Banc-Corp’s 8.00% Series B Perpetual Preferred Stock to shareholders of record at the close of business on December 2, 2013, with the dividend payable date of December 15, 2013, and an actual payment date of December 16, 2013.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $24 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services through approximately 240 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

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